Exhibit 99.1

ITG

ITG RELEASES AUGUST 2005 U.S.
TRADING STATISTICS

NEW YORK, NY, September 9, 2005 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced that U.S. trading volume was 2.3 billion shares for the month ended August 31, 2005, averaging 99 million shares per trading day. This compares to 2.0 billion shares (101 million per trading day) in July 2005 and 1.5 billion shares (74 million per trading day) in August 2004.

There were 23 trading days in August 2005, compared to 20 trading days in July 2005, and 20 trading days in August 2004.

“ITG’s U.S. volumes remained robust in August. However, as we cautioned during our second quarter earnings call, European volumes encountered the expected seasonal impact in August in addition to softening in July due, in part, to uncertainty surrounding the terrorist attacks in London. Collectively, our European revenues have averaged approximately £60,000 per day in July and August combined,” said Howard Naphtali, ITG’s Chief Financial Officer. “ITG has begun launching the Triton product in Europe and adding the ITG algorithmic trading suite to the European product line.  These additions are expected to help position ITG Europe for continued strong, long-term growth.”

Monthly volume statistics are preliminary, and accordingly may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

August:	23	2,286,083,063	99,394,916

Year-to-Date:	168	16,550,168,473	98,512,908

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ABOUT ITG

Investment Technology Group, Inc. (ITG) is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Maureen Murphy	Alicia Curran
Investor Relations	Media Relations
(212) 444-6323	(212) 444-6130

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